Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI REPORTS INCREASED THIRD QUARTER REVENUES AND NET INCOME

Core electronic catalog and new Dealer Marketing Services businesses continue to grow

Milwaukee, Wis., May 25, 2006 – ARI (OTCBB:ARIS), a leading provider of technology-enabled business solutions that help equipment dealers build sales and profits, today reported increased revenues and net income for the third quarter ended April 30, 2006.

Third Quarter Fiscal 2006 Highlights

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Revenues increased 3% to $3.6 million in the third quarter of fiscal 2006 from $3.5 million for the third quarter of fiscal 2005.

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Operating income was $456,000 for the third quarter of fiscal 2006 compared to operating income of $554,000 for the same period in the prior year.

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Net income was $1.5 million or $0.22 per diluted share for the third quarter of fiscal 2006, compared to net income of $495,000 or $0.08 per diluted share for the same period in the prior year.  Net income for the third quarter of fiscal 2006 includes an income tax benefit of $1.0 million.

First Nine Months Fiscal 2006 Highlights

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Revenues increased 5% to $10.6 million for the first nine months of fiscal 2006, from $10.0 million for the first nine months of fiscal 2005.

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Operating income was $1.5 million for the first nine months of fiscal 2006, compared to operating income of $1.6 million for the same period in the prior year.

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Net income was $2.5 million or $0.38 per diluted share for the first nine months of fiscal 2006, compared to net income of $1.4 million or $0.24 per diluted share for the same period in fiscal 2005.

Operations Review

“There were many bright spots in our third quarter performance.  Recurring revenues in our core U.S. electronic catalog business continued to grow and our new Dealer Marketing Services (DMS) business is gaining traction in the market,” said Brian E. Dearing, chairman and chief executive officer of ARI.  “Cash flow remained strong and we continued to pay down debt and to invest in our strategic growth initiatives.  The one disappointing area was our international operations, which reported decreased revenues for the quarter,” added Dearing.

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ARI Reports Increased Third Quarter Revenues and Net Income

Dearing said the company made good progress on two of its strategic growth initiatives — growing its core electronic catalog business and expanding the new Dealer Marketing Services offering.

“North American catalog subscriptions and professional services together grew 3% in the third quarter and 6% for the first nine months of fiscal 2006. This growth more than compensated for a decline in European catalog revenues,” said Dearing.

“Revenues from the small but fast-growing Dealer Marketing Services area almost doubled in the third quarter and increased 50% for the first nine months of the fiscal year.  These services help manufactured equipment dealers efficiently and cost-effectively market their business to their customers.  The positive response from dealers indicates our DMS services are meeting a need in the marketplace, and we anticipate that this business will continue to increase in the fourth quarter,” said Dearing.

“While many areas of our business improved in the third quarter, the performance of our European operations did not meet our expectations.  We remain committed to this market and to the dealer-direct strategy that has been successful for ARI in the U.S.  We are focusing on strengthening our European sales force and adding the catalogs to our PartSmart offering that have the highest demand in the marketplace.  However, it may take several quarters to reap the benefits of these strategies,” Dearing said.

Dearing noted that the decrease in operating income for the quarter reflected increased investments in the Dealer Marketing Services business and the European operations. “In spite of these investments, our cash position remained strong and we continued to pay down debt.  We also invested in our infrastructure with a new business enterprise system and software to improve efficiency and increase capacity.  In addition, we moved our office in Colorado Springs to newer and lower-cost facilities,” Dearing added.

Dearing said the income tax benefit recognized in the third quarter reflected the Company’s continual evaluation of deferred tax assets that had been previously offset by a deferred tax valuation allowance.  The Company performs regular quarterly assessments of the likelihood of the realizability of the deferred tax assets based on the expected levels and sustainability of profits over a three-year period, which is the time frame for which the Company believes reasonable forecasting can be conducted.

Outlook

“We expect that our results for the fourth quarter will be consistent with the third quarter.  We anticipate that we will maintain profitability and positive cash flow, while continuing to invest in the key business areas that offer good long-term growth potential for ARI,” added Dearing.

About ARI

ARI is a leading provider of electronic parts catalogs and related technology and services to increase sales and profits for dealers in the manufactured equipment markets.  ARI currently

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ARI Reports Increased Third Quarter Revenues and Net Income

provides approximately 91 parts catalogs (many of which contain multiple lines of equipment) for approximately 72 equipment manufacturers in the U.S. and Europe.  Approximately 81,000 catalog subscriptions are provided through ARI to approximately 29,000 dealers and distributors in approximately 89 countries in a dozen segments of the worldwide equipment market including outdoor power, power sports, ag equipment, recreation vehicle, floor maintenance, auto and truck parts aftermarket, marine and construction.  The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD and provides expert catalog publishing and consulting services.  ARI also provides dealer marketing services, including technology-enabled direct mail, email and a award-winning dealer website service that makes it quick and easy for an equipment dealer to have a professional and attractive website.  In addition, ARI e-Catalog systems support a variety of electronic pathways for parts orders, warranty claims and other transactions between manufacturers and their networks of sales and service points.  ARI currently operates three offices in the United States and one in Europe and has sales and service agents in England and France providing marketing and support of its products and services.

Third Quarter Earnings Conference Call

ARI’s Third Quarter Conference Call is scheduled for Thursday, May 25, 2006 at 3:30 p.m. Central Time/4:30 p.m. Eastern Time.  If you would like to participate, please pre-register at https://www.myrcplus.com/rsvp-index.asp?BWebID=&CID=4303652.  At that time you will be provided with the numbers to use to join the conference call.  A replay of ARI’s conference call, as well as notes and financial information presented in the call, will also be available on ARI’s website, www.arinet.com, after 6:00 p.m. Central Time on 6:00, May 26, 2006.  Click on the “Investor Relations” tab to access the information.

Statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act.  The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning.  Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows.  The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements.  Such risks and uncertainties include those factors described under "Forward Looking Statements Disclosure" in Exhibit 99.1 of the Company’s annual report on Form 10-KSB for fiscal year ended July 31, 2005 filed with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.  For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

Contact:

Nancy Krajcir-Bennett

ARI

Tel: (414) 973-4380

Fax: (414) 973-4357

E-mail:  krajcir@arinet.com

ARI Network Services, Inc.
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	April 30		April 30
	2006	2005	2006	2005
Net revenues:
Subscriptions, support and other services fees	$ 2,621	$ 2,534	$ 7,733	$ 7,358
Software licenses and renewals	498	552	1,531	1,686
Professional services	434	373	1,302	994
	3,553	3,459	10,566	10,038
Operating expenses:
Cost of products and services sold:
Subscriptions, support and other services fees	265	186	653	612
Software licenses and renewals *	168	153	490	452
Professional services	81	134	276	264
	514	473	1,419	1,328
Depreciation and amortization (exclusive of amortization
	of software products included in cost of products
and services sold)	104	67	278	190
Customer operations and support	273	265	855	784
Selling, general and administrative	1,862	1,805	5,561	5,259
Software development and technical support	344	295	924	855
Net operating expenses	3,097	2,905	9,037	8,416
Operating income	456	554	1,529	1,622
Other income (expense)
Interest expense	46	(49)	(53)	(140)
Other, net	(45)	3	3	25
Total other expense	1	(46)	(50)	(115)
Income before provision for income taxes	457	508	1,479	1,507
Income tax benefit (provision)	1,008	(13)	1,008	(63)
Net income	$ 1,465	$ 495	$ 2,487	$ 1,444

Average common shares outstanding:
Basic	6,175	6,008	6,152	5,812
Diluted	6,621	6,598	6,597	6,066
Basic and diluted net income (loss) per share:
Basic	$0.24	$0.08	$0.40	$0.25
Diluted	$0.22	$0.08	$0.38	$0.24

*	Includes amortization of software products of $161, $143, $458 and $417, respectively and excluding other depreciation and amortization shown separately

ARI Network Services, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	April 30	July 31
ASSETS	2006	2005
Current Assets:
Cash	$ 3,652	$ 3,651
Trade receivables, less allowance for doubtful accounts of $133 and
$71 at April 30, 2006 and July 31, 2005, respectively	1,308	1,023
Prepaid expenses and other	253	203
Deferred income taxes	747	160
Total Current Assets	5,960	5,037
Equipment and leasehold improvements:
Computer equipment	4,961	4,813
Leasehold improvements	111	73
Furniture and equipment	2,010	1,702
	7,082	6,588
Less accumulated depreciation and amortization	6,171	5,893
Net equipment and leasehold improvements	911	695

Deferred income taxes	1,156	705

Other assets	7	10

Capitalized software product costs	11,395	10,927
Less accumulated amortization	9,899	9,441
Net capitalized software product costs	1,496	1,486

Total Assets	$ 9,530	$ 7,933

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable	$ 1,400	$ 1,200
Accounts payable	322	323
Deferred revenue	5,585	5,441
Accrued payroll and related liabilities	793	1,134
Accrued sales, use and income taxes	52	74
Accrued vendor specific liabilities	607	530
Other accrued liabilities	351	242
Current portion of capital lease obligations	-	4
Total Current Liabilities	9,110	8,948

Long term liabilities:
Notes payable (net of discount)	940	2,037
Long term payroll related	480	461
Other long term liabilities	41	96
Capital lease obligations	-	-
Total Long Term Liabilities	1,461	2,594

Shareholders' equity (deficit):
Cumulative preferred stock, par value $.001 per share,
1,000,000 shares authorized; 0 shares issued and outstanding
at April 30, 2006 and July 31, 2005, respectively	-	-
Common stock, par value $.001 per share, 25,000,000 shares
authorized; 6,197,529 and 6,064,534 shares issued and outstanding
at April 30, 2006 and July 31, 2005, respectively	6	6
Common stock warrants and options	36	36
Additional paid-in-capital	93,832	93,751
Accumulated deficit	(94,915)	(97,402)
Total Shareholders' Equity (Deficit)	(1,041)	(3,609)

Total Liabilities and Shareholders' Equity (Deficit)	$ 9,530	$ 7,933

ARI Network Services, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Three months ended		Nine months ended
	April 30		April 30
	2006	2005	2006	2005
Operating activities
Net income	$ 1,465	$ 495	$ 2,487	$ 1,444
Adjustments to reconcile net income to net cash
provided by operating activities:
Amortization of software products	161	143	458	417
Amortization of deferred financing costs, debt discount and
excess carrying value over face amount of notes payable	(13)	(16)	(44)	(58)
Depreciation and other amortization	104	67	278	190
Deferred income taxes	(1,038)	0	(1,038)	-
Stock issued as contribution to 401(k) plan	0	0	21	37
Net change in receivables, prepaid expenses and other short term assets	177	(77)	(335)	376
Net change in accounts payable, deferred revenue, accrued
liabilities and long term liabilities	18	208	(70)	(272)
Net cash provided by operating activities	874	820	1,757	2,134

Investing activities
Purchase of equipment and leasehold improvements	(294)	(79)	(494)	(232)
Software product costs capitalized	(158)	(193)	(468)	(939)
Net cash used in investing activities	(452)	(272)	(962)	(1,171)

Financing activities
Payments under notes payable	(350)	(250)	(850)	(750)
Payments of capital lease obligations	(4)	(1)	(4)	(7)
Proceeds from issuance of common stock	0	9	60	69
Net cash used in financing activities	(354)	(242)	(794)	(688)
Net increase in cash	68	306	1	275
Cash at beginning of period	3,584	3,326	3,651	3,357
Cash at end of period	$ 3,652	$ 3,632	$ 3,652	$ 3,632

Cash paid for interest	$ 83	$ 66	$ 190	$ 197
Cash paid for income taxes	$ -	$ -	$ -	$ 55

Revenue by Location and Service
(In Thousands)

	Three months ended			Nine months ended
	April 30		Percent	April 30		Percent
	2006	2005	Change	2006	2005	Change

North American
Catalog subscriptions	$ 2,562	$ 2,526	1%	$ 7,721	$ 7,416	4%
Catalog professional services	418	377	11%	1,212	990	22%
Dealer marketing services	147	77	91%	322	214	50%
Dealer & distributor communications	216	241	-10%	631	753	-16%
Subtotal	3,343	3,221	4%	9,886	9,373	5%

Rest of the World
Catalog subscriptions	195	236	-17%	579	653	-11%
Catalog professional services	15	3	100%	101	13	677%
Subtotal	210	239	-12%	680	666	2%

Total Revenue
Catalog subscriptions	2,757	2,762	0%	8,300	8,069	3%
Catalog professional services	433	380	14%	1,313	1,003	31%
Dealer marketing services	147	77	91%	322	214	50%
Dealer & distributor communications	216	241	-10%	631	753	-16%
Total	$ 3,553	$ 3,460	3%	$ 10,566	$ 10,039	5%